Exhibit 3.5

CERTIFICATE OF FORMATION

OF

HERTZ CAR SALES LLC

1.                                      The name of the limited liability company is HERTZ CAR SALES LLC.

2.                                      The address of its registered office in the State of Delaware is:  Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of HERTZ CAR SALES LLC this 13TH day of APRIL, 2011.

/s/ Stuart Geschwind
Stuart Geschwind
Authorized Person